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                                                                       Exhibit 5


                                February 17, 1998



Central Parking Corporation
2401 21st Avenue South, Suite 200
Nashville, Tennessee 37212

Ladies and Gentlemen:

         We have acted as legal counsel to Central Parking Corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-3 under the Securities Act of 1933, as amended ("Registration Statement"), relating to up to 2,625,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), to be sold by the Company and certain shareholders of the Company (the "Selling Shareholders").

         We have examined and are familiar with the Amended and Restated Charter and the Bylaws of the Company, and the various corporate records and proceedings relating to the organization of the Company and the filing of the Registration Statement. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

         Based on the foregoing, it is our opinion that the Shares to be sold by the Selling Shareholders have been validly issued and are fully paid and non-assessable, and the Shares to be sold by the Company will, when issued and delivered in the manner and on the terms described in the Registration Statement, be validly issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and with such state securities administrators as may require such opinion of counsel for the registration of the Shares, and the reference to this firm under the heading "Legal Matters" in the Prospectus.

                                     Very truly yours,

                                     Harwell Howard Hyne Gabbert & Manner, P.C.